Exhibit 99.1

Press Release

TTM Technologies, Inc. Completes Previously Announced Sale of Mobility Business Unit Following

Receipt of Chinese Regulatory Clearances

TTM to Focus on Longer Cycle Growth Markets

Santa Ana, CA – April 19, 2020 TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”) today announced the completion of the divestiture of its four China manufacturing plants comprising substantially all of the assets of its Mobility business unit. The Buyer is AKMMeadville Electronics (Xiamen) Co., Ltd. (“AKMMeadville”), a Chinese consortium consisting of Meizhi Investment (Xiamen) Co., Ltd., Xiamen Semiconductor Investment Group Co., Ltd., AKM Electronics Industrial (Panyu) Ltd. (“AKM”), and Anmei Ventures (Xiamen) Equity Investment Partnership (Limited Partnership) (“Anmei”).

The transaction is an important step in advancing TTM’s stated strategy of increasing its focus on growth markets characterized by long product cycles such as aerospace and defense, automotive, medical, industrial, instrumentation and networking/communications that more fully leverage TTM’s early engagement capabilities and industry leading differentiated solutions, while decreasing its focus on seasonal, consumer-oriented markets such as cellular.

“I am very pleased to announce completion of this transaction even as the health and economic risks for the global economy related to the coronavirus (COVID-19) have escalated over the past several months.” said Tom Edman, CEO of TTM. “We expect that the remaining TTM business will be less seasonal and will benefit as we serve longer cycle markets that better fit our strategic direction. We remain excited about the anticipated growth opportunities in 5G infrastructure, cloud data centers, aerospace and defense electronics, and increasing automotive electronic content. Finally, the cash proceeds from this sale will further strengthen our balance sheet during a period of global economic uncertainty and provide capital capacity for future growth investments.”

The transaction is structured as the sale of TTM’s Mobility business unit consisting of its four China manufacturing plants on a debt free, cash free basis for a total of $550 million in cash, subject to working capital adjustments at closing. Net proceeds from the sale of these four plants are expected to be deployed to invest in the business or reduce our debt. The sale does not include certain accounts receivable of the business unit as of the closing date, now estimated to be approximately $95 million, which we expect to collect during the next 3 to 4 months. The current estimated accounts receivable is less than previously disclosed due to an earlier than expected closing of the transaction.

The proceeds shall be paid in US dollars in tranches after we receive regulatory clearance for the funds to be remitted to TTM out of China. If TTM has not received the proceeds by August 7th, TTM will be able to exercise bank guarantees payable in US dollars by the Hong Kong branches of third party banks which were provided by the buyer as security for financing the transaction.

In the fiscal year 2019, the Mobility business unit generated revenues of $556 million, non-GAAP operating income of $14.8 million and adjusted EBITDA of $90.5 million.1

1A reconciliation of non-GAAP operating income and adjusted EBITDA to GAAP operating income has been provided in the table included in this press release under the heading “Mobility Business Unit Operating Income and EBITDA Reconciliation.”

First Quarter Investor Conference Call and Webcast

As previously announced, TTM Technologies will release its first quarter 2020 financial results after the market closes on Wednesday, April 29th, 2020 and will host a conference call on Wednesday, April 29nd, at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to discuss its first quarter 2020 performance. At that time the company will issue financial guidance for the second quarter of 2020.

Telephone access is available by dialing 800-309-1256 or international 720-543-0314 (ID 557290). The conference call will also be simulcast on the company’s website, www.ttm.com, and will remain accessible for one week following the live event.

About TTM

TTM Technologies, Inc. is a major global PCB manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs, backplane assemblies and electro-mechanical solutions as well as a global designer and manufacturer of RF and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

About AKM

AKM Electronics Industrial (Panyu) Ltd. is a wholly owned subsidiary of AKM Industrial Company Limited (“AKM”), a Hong Kong listed company (01639) established in 1993. AKM specializes in the manufacture of flexible printed circuits (FPC) and related electronic component assembly and provides customers with one-stop services from its plants in China and India. Additional information can be found at www.akmmv.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. For a description of additional factors that may cause TTM’s actual results, performance or expectations to differ from any forward-looking statements, please review the information set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

Use of Non-GAAP Financial Measures

This release includes information about the Mobility business unit’s non-GAAP operating income and adjusted EBITDA, which are non-GAAP financial measures. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. TTM compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Mobility Business Unit Operating Income and EBITDA Reconciliation

($millions)	FY 2019
Revenues	556,098
GAAP Operating Income	10,492
Amortization of intangibles	2,698
Restructuring, acquisition-related, and other charges	1,601

Non-GAAP Operating Income	14,791

GAAP Net Income	11,742
Income tax provision	115
Interest expense	1,147
Amortization of intangibles	2,698
Depreciation expense	73,204
Restructuring, acquisition-related, and other charges	1,601

Adjusted EBITDA	90,509

Contacts:

TTM Investors

Sameer Desai,

Senior Director, Corporate Development & Investor Relations

Sameer.desai@ttmtech.com

714-327-3050

Press Inquiries

Winnie Ng

Vice President, Corporate Marketing

TTM Technologies, Inc.

+852 2660 4287 / +1 714 327 3000

winnie.ng@ttm.com

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